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EXHIBIT 12. STATEMENT RE: COMPUTATION OF RATIOS

                      First Hawaiian, Inc. and Subsidiaries
         Computation of Consolidated Ratios of Earnings to Fixed Charges

                                             QUARTER ENDED             NINE MONTHS ENDED
                                              SEPTEMBER 30,               SEPTEMBER 30,
                                         ----------------------      ----------------------
                                           1998          1997          1998          1997
                                         --------      --------      --------      --------
                                                       (dollars in thousands)
Income before income taxes               $ 35,367      $ 32,552      $102,450      $ 95,050
                                         --------      --------      --------      --------
Fixed charges:
   Interest expense                        66,292        64,850       198,182       191,527
   Rental expense                           2,751         2,502         8,195         7,881
                                         --------      --------      --------      --------
                                           69,043        67,352       206,377       199,408
Less interest on deposits                  52,779        50,292       155,610       146,105
                                         --------      --------      --------      --------
   Net fixed charges                       16,264        17,060        50,767        53,303
                                         --------      --------      --------      --------

   Earnings, excluding
      interest on deposits               $ 51,631      $ 49,612      $153,217      $148,353
                                         ========      ========      ========      ========

   Earnings, including
      interest on deposits               $104,410      $ 99,904      $308,827      $294,458
                                         ========      ========      ========      ========

Ratio of earnings to fixed charges:

   Excluding interest on deposits           3.17X         2.91x         3.02X         2.78x

   Including interest on deposits           1.51X         1.48x         1.50X         1.48x

For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.